EXHIBIT 5.1

OPINION AND CONSENT OF LEGAL COUNSEL

Joel Seidner, Esq.
PO BOX 413
Santa, Texas 77510
June 23, 2014

Hydrocarb Energy Corporation
800 Gessner, ste. 375
Houston, Texas 77024

Re:               Registration Statement on Form S-8 Under the Securities Act of 1933, as amended

Dear Sir or Madam:

We have acted as counsel for Hydrocarb Energy Corporation, a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

The Registration Statement covers the registration of up to 300,000 additional shares of common stock, $0.001 par value per share, of the Company (the “Shares”), which are to be issued by the Company pursuant to the Company’s Employee Stock and Stock Option Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Nevada Revised Statues.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

/s/ Joel Seidner, Esq.

Joel Seidner, Esq.